Exhibit 99.1

PACIFIC PREMIER BANCORP
FIRST QUARTER 2013 CONFERENCE CALL
April 24, 2013, 08:00 AM PT
Chairperson: Tony Rossi

Operator:
Good day ladies and gentlemen, and welcome to the Pacific Premier Bancorp First Quarter 2013 Conference Call.  At this time, all participants are in a listen-only mode.  Following today’s presentation, the conference will be opened for questions and instructions will be given at that time.  As a reminder, this conference is being recorded today, April 24th, 2013.

I would now like to turn the conference over to President and CEO of Pacific Premier Bancorp, Steve Gardner.  Please go ahead, sir.

Steven Gardner:

Thank you, Chris (ph).  Good morning everyone and I appreciate you joining us today.  As you’re all aware, we released our earnings earlier this morning for the first quarter of 2013.  I’m going to walk through some of the notable items and then we’ll open it up to questions at the end.

I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to forward-looking comments and I’d encourage all of you to take a look and read through those.

Looking at our first quarter results, I’m certainly not satisfied where we ended the quarter.  We’ve always set high standards for the Bank and we don’t make excuses for how we perform.  However, I see a lot of positive areas of the Bank we can point to, reasons that I believe that the first quarter was a temporary shake-up.

Impacting the earnings for the quarter were three primary items.  One, were one-time costs of just a little over $2 million related to the First Associations acquisition which we closed on March 15th, and then also some legal expenses related to the acquisition we announced earlier in the quarter of San Diego Bank and Trust.  Second, our loan production for the quarter was much lower than we expected, and then thirdly, we had margin compression in our net interest margin.

The costs, the one-time costs are pretty self-explanatory and we list those in the earnings release and so I’d really like to move on to loan production and take a look at it.

Coming off of the fourth quarter, we had very strong loan growth.  A lot of that came towards the latter part of the quarter, but with that growth, we entered the first quarter with a relatively small pipeline and so we spent a good amount of the quarter rebuilding that pipeline.  We accomplished much of that and as we noted in the earnings release, the pipeline at March 31 had grown to a fairly healthy $185 million, which was nearly double where we ended 12/31 at 84 million.  The growth in the pipeline came across virtually all of our business units so we were pleased that it was fairly well diversified.

An added headwind to the quarter was the fact that we had about 58.6 million in warehouse facility lines that were paid down at quarter end.  In addition to that, we had about 15 million of lower quality multi-family loans, relationships that we managed out of the Bank and so with those payoffs, that really impacted the period-ending balances.

One of the key notes is that the average balance outstanding though for the quarter was up about 9% over the fourth quarter.  We also have within the pipeline, that 185 million, we’ve got about 38 million that relate to the warehouse lending business and as we’ve noted previously, we entered this business just 2 ½ years ago; we had benefited from what was going on in the mortgage banking space in the third and fourth quarters of last year, but we ended the year with just 13 relationships and although we didn’t add any new relationships in the first quarter, the pipeline is pretty healthy going into the second quarter with approximately 38 million of that 185 million in warehouse relationships.  And so we still expect the business to be a good contributor of the growth in future periods.

As we take a look at the net interest margin, it was down 26 basis points quarter-over-quarter.  It was primarily due to a drop in loan yields.  Right now, we’re putting new loans on the books in the low to mid-4s.  Occasionally we might get some credits, some SBA credits that go into the 5 and 6% range, but overall, we’re in the low to mid 4%.  And as we’ve talked about previously, that was clearly going to impact at some point the net interest margin, those yields in new loans that we’re putting on the books.

We did close the First Associations transaction in late March and so the deposits that we added with that acquisition and the business the model, the deposit platform that we acquired, we think is going to offset the pressure on the net interest margin going forward.  In particular is the spot rate of deposits.  At March 31, they were down to 37 basis points compared to where we were at December 31 which was 51 basis points.

Additionally, we have roughly 240 million of CDs that mature during the remaining part of 2013, but most of those mature in the third and fourth quarter and they currently are carrying a cost of 88 basis points.  And so as these CDs mature and we manage some of these out of the Bank and we roll these over into much lower rates, we expect to see a decrease in our deposit costs.

So collectively, between the First Associations deposits and the high-price CDs rolling off, the deposit platform that we’ve inherited, we think that these measures will certainly help to support the net interest margin through the rest of the year.

As we look at asset quality, it still remains very strong.  We ended the quarter at 33 basis points, non-performing assets to total assets.  Charge-offs were just 13 basis points.  We provisioned for the charge-off at just under 300,000.

As we noted earlier in the quarter, we had several additions to our staff in the various lending groups, and in addition to that, in preparation for closing the First Associations acquisition, we took the opportunity to re-align our business units into distinctly focused lending groups.

First and foremost, we hired Mark Whalen as our Chief Lending Officer.  Mark has over 30 years of experience, all of it in Southern California, has worked at both community banks and large banks such as First Interstate, Finova Capital and East West.  So Mark brings a wealth of experience, understanding of our markets and then also business contacts as well.

As we realign the business units, we line them up as far as focus and I’ll just briefly address each one.  Our Premier Business Banking Unit is the primary focus of the Bank.  You’ve heard me talk about this before.  The group is comprised of our business bankers and then the sales managers who are former commercial bankers that oversee those folks and they’re out there calling on business owners every single day to drive in those small and mid-sized business banking relationships that come with C&I and owner-occupied CRE relationships, as well as the low-cost deposit relationship.

We established our Premier Government Lending which is predominantly focused on originating SBA loans but also brings in loans under the California Capital Program, or the CalCAP Program, as well as USDA.  All of these government-guaranteed loans are certainly a focus for us to grow this business.  We were able to sell about $5 million during the first quarter and generated some very attractive gains on sale and we’re going to continue to build this group out.

We have our Premier Income Property Lending Group.  For a number of years, we had not done much in the way of CRE, certainly due to our high concentration, but now that that’s been greatly reduced and the loan portfolio is far more diversified, we started to originate more of these loans.  With some of the relationships that Mark Whalen brings as our Chief Lending Officer, we felt it was time to start to ramp up the production in that group.  And so we’ve seen some nice opportunity to originate some very attractive credits without having to take one interest rate risk and that is one of the keys.  We’ve always been very disciplined in both the credit side in ensuring we don’t take on excessive risk there, and it will be the same thing with the interest rate risk.  The vast majority of our portfolio is comprised of adjustable rate loans and we’re just not going to go down the path that we’ve seen some of the other, the largest commercial banks and even a few community banks, to start to originate long-term fixed rate product in the sub-4% range.

We also established our Premier Warehouse Lending Group and we mentioned earlier that we hired on a new relationship manager in the early part of the first quarter of this year.  The pipeline, although we didn’t fund any new relationships, we expanded several of our existing relationships during the first quarter and the pipeline is looking nice there.

And then lastly, we established our Premier Association Lending Group in conjunction with the Premier Property Banking Group, which are specifically focused on targeting HOA, HOA management companies and property management companies, in conjunction with our acquisition of First Associations.

So with these new hires, we’ve invested in folks and obviously that translated into some elevated expenses, but we think that it will start to—we’ll be able to start to leverage those folks here in the second quarter.  I think we’ve already seen that in a building of the pipeline, so we’re encouraged from that aspect.

Finally, during the quarter we announced that we had signed a definitive agreement to acquire San Diego Bank and Trust.  We think it’s a very attractive M&A opportunity for us.  It’s a logical expansion, geographic expansion into a contiguous market, San Diego County.  They have a very attractive deposit base.  It’s a very clean balance sheet and it is—we think it will fit very well with our organization and we’re already starting to see a lot of very nice opportunities to lend in that market.

We just—we announced yesterday that we’ve received regulatory approval from the Federal Reserve Bank of San Francisco and the Department of Financial Institutions, and so we expect to close that transaction here in the early part of the third quarter.  The Bank really has everything that we’re looking for as an acquirer and we’re very excited about the opportunity.

So as I wrap up, I want to emphasize that the first quarter results are not where I expected them to be but I think we’ve taken the concrete steps to address some of the challenges we’ve seen.  At the same time, we’re optimistic about the opportunities to generate good, strong profitable loan growth going forward.  There’s a lot of catalysts in place for growth; the First Associations transaction that we’ll be converting to core systems in early to mid-July.  We’ve also added a tremendous banking talent during the first quarter and we’re just starting to see them produce.  We’ve got a very diversified pipeline with that group, and then great opportunity with the San Diego Bank and Trust acquisition.

So with that, Chris, if you could explain to the participants how they get into the queue for the Q&A, I’d appreciate it.

Operator:
Thank you, sir.  Ladies and gentlemen, at this time we will begin the question and answer session.  If you have a question, please press the star, followed by the one.  If you’d like to withdraw your question, press the star, followed by the two.  And if you are using speaker equipment, you will need to lift the handset before making your selection.  One moment, please, for our first question.

And our first question comes from the line of Gary Tenner with D.A.  Davidson.  Please go ahead.

Gary Tenner:

Thanks.  Good morning guys.

Steven Gardner:

Good morning, Gary.

Gary Tenner:

Just a couple of questions.  I guess, first, tell us what the benefit was this quarter from discount accretion on the FDIC deals to spread income.
Steven Gardner:

Two or three basis points.

Gary Tenner:

Okay.  And then in terms of the kind of the ebbs and flows on the balance sheet, obviously with First Associations closing late in the quarter, the full impact will be felt on the balance sheet in the second quarter.  With the addition of San Diego Trust coming after that, should we think of the balance sheet as, you know, after the San Diego Trust deal comes in, as being fairly stable in size just with a kind of mix change overtime because you’re going to have that excess liquidity on larger securities portfolio, and just kind of the mix shift rather than balance sheet growth for some period of time?

Steven Gardner:

It’s just depends on, you know, what we see as opportunities in the market from the lending side.  You know we—obviously the pipeline has grown nicely.  We’ll see what the pull-through rate is on that pipeline, and then in addition to that, the utilization rate.  As you could see, the utilization rates drop pretty significantly on the warehouse business.  We think that that was partially and due to seasonal factors.  There was a bit of spike up in the 10-year Treasury early in the first quarter and so some of the activity had dropped off  at some of the mortgage banking companies.  So, we’ll ultimately see where those utilization rates settle out.

So depending upon from the loan side where we can get that growth, we’re going to take it without taking on undue credit or interest rate risk.  At the same time, we think with the deposit platform that we’ve acquired and the investments that we’ve made in people and infrastructure that there is opportunity to continue to grow this good solid core deposits as well as from just our core business and focusing on the C&I.  So it remains to be seen, Gary, where—what the level of growth in the balance sheet is here over the next several quarters.

Gary Tenner:

Okay.  And if I could ask just one more follow-up, in terms of the mortgage banking—or, excuse me, the mortgage warehouse businesses talking about expanding commitments with some customers and have a pipeline, I guess, of some new customers in the second quarter, is your sense from talking to those folks that kind of, or I should say, can you give us a sense of what those folks are saying in terms of their outlook for their business?  Is there—are they gaining share and growing business or are they looking to move relationships maybe from other institutions?
Steven Gardner:

Well, from—you know, anytime you talk to the mortgage bankers, they always seem to be very optimistic about the future and their production, but if you just look at what we have seen towards the end of the first quarter, things had improved a little bit from where they were earlier in the quarter, but I don’t think that—I didn’t seen any indication that they were back to sort of the production levels that they were running in the third and fourth quarter, kind of the second half of last year.  Now we’ll see with, it seems to be that the purchase market continues to gain a little bit of momentum.  We’ll just see where the refinance activity lays out here this quarter and in quarters to come.  But I think importantly, from our standpoint, is we’re going to continue to grow that business from a relationship standpoint and we think there is opportunity for us to take market share.

Gary Tenner:

Okay.  Thanks for taking my questions.

Operator:
And our next question comes from the line of Don Worthington with Raymond James.  Please go ahead.

Don Worthington:

Good morning, Steve.

Steven Gardner:

Hi, Don.

Don Worthington:

Just kind of following on that line of—or the last question, just to clarify for myself, so you are looking at adding new customers to the warehouse product as well as perhaps expanding the existing relationships?

Steven Gardner:

Yes, absolutely.  We did in fact expand the relationships during the first quarter.   In fact, that was a big chunk of the production is we talked about, we originated only 89 million in the first quarter and much of that was an expansion of existing relationships, about $42 million, $43 million in the first quarter with the existing warehouse customer, and as such, the pipeline that we—and we did not add any new relationships, the pipeline where it stands today, we have about six or seven new relationships in there, at least as of March 31, that represent about $38 million that we will be looking to add on here, hopefully this quarter into the third quarter as well.

Don Worthington:

Okay.

Steven Gardner:

We do expect to continue to grow the business.  Now, where the outstandings shake out, that’s just hard to see.  There’s obviously a lot of volatility.  We saw very strong growth in that business in the third and fourth quarters last year, and then obviously it came down relatively significantly in the first quarter.
Don Worthington:

Okay.

Steven Gardner:

I think one that gets lost a little bit is the average outstanding balance though during the quarter was actually higher than where it was in the fourth quarter.

Don Worthington:

Okay, thanks for that additional color.  And then on the margin, you talked about the opportunities, particularly to improve the cost of funds.  Just trying to figure, directionally, are you looking for the margin to grow or basically to kind of defend against further yield compression with what you’re doing on the cost funds side?

Steven Gardner:

We don’t give, Don, guidance on where we think the net interest margin is going other than to say it’s either going to go low or stay the same or expand, but as we think about it, the loan yield at March 31 was 5.85,.the average for the quarter, which was down from the fourth quarter, and as we said, we’re putting loans on the books in the low-to-mid 4% range, maybe, you know, in some opportunities to get some higher yielding loans in the SBA side.  Some of the smaller credits, we have some pricing power on as well, but if you think about it from that side, there’s probably going on to be pressure, a little bit of pressure on the loan yield side.  At the same time, we think that there’s some pretty good opportunity to reduce the deposit cost and lower the interest expense side through the replacing of that 240 million of CDs that carry weighted average rate of 88 basis points and to continue to bring in low-cost core deposits.

So I don’t know if that’s helpful.  That’s kind of the way that we’re thinking about the net interest margin.

Don Worthington:

Okay.  And I guess my last question, in terms of merger costs, do you have a ballpark number for what you expect that to be in the second quarter?

Steven Gardner:

We don’t.  We’re still working through it.  We obviously have the regulatory approvals.  We’re just working through getting the shareholder vote and getting the proxy out at some point at San Diego Trust, I’m sorry…

Speaker:

(Inaudible).

Steven Gardner:

Predominantly legal expense-related there.

Don Worthington:

Okay.  And then is there any carryover from the FAB acquisition into the second quarter in terms of merger costs?  Or have we seen most of those already?

Steven Gardner:

No, we have seen most of those already.

Don Worthington:

Okay.  All right, thank you.

Operator:
And ladies and gentlemen, if there are any additional questions, please press the star, followed by the one.  And if you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

And our next question comes from the line of Andrew Liesch with Sandler O'Neill.  Please go ahead.

Andrew Liesch:

Good morning guys.

Steven Gardner:

Hi, Andrew.

Andrew Liesch:

The—I guess with the drop in the overall portfolios masking the commercial growth, which is, I guess, a little bit stronger than what I was expecting, so I’m just kind of curious, if you can just discuss where this came from?  If there is different industries or different parts of Southern California that are doing better, and then were you taking this from larger banks, other community banks?  How are you able to grow the commercial loans?

Steven Gardner:

Sure, the—a good portion of the C&I, Andrew, was acquired when we closed…

Andrew Liesch:

Right.

Steven Gardner:

On FAB, but we also did see some nice origination.  No concentration.  It’s spread pretty evenly across industries.  There’s—you know, we don’t target any single industry per se, so we saw it across the board.  I think it’s just reflective of the work that our business bankers are doing.  And so that was certainly a highlight of the quarter and something that we’re very encouraged with.  And it’s also true that what we we’re seeing in the C&I pipeline and owner-occupied commercial real estate pipeline, is that it’s very diversified, it’s throughout Southern California, and I think that as we said, we are starting to see some opportunities already in the San Diego market.

Andrew Liesch:

Got you.  And then just kind of curious your outlook for additional M&A, I guess.  If you need to raise capital, just based on your last offering, you were able to do it pretty quickly.  But I’m just thinking, like, maybe get San Diego done and then possibly announce another one this year.  But are you looking to close another one by the end of this year?

Steven Gardner:

I would certainly like to but—and I think that we could.  I don’t think, I don’t see any reason why not.  At the same time, I’ll tell you that it seemed as though the conversations in the fourth quarter, in the first quarter, were a little bit more prevalent in the books sort of crossing my desk, were more prevalent.  That seems to have quieted down here over the last several weeks, a little bit moreso than we would have expected, but at the same time, we’re looking at—we’re always open to looking at opportunities and we’re going to continue to.

I think with getting First Associations behind us, quickly getting the regulatory approval on San Diego Trust, and then moving to get it closed, as well as with some of the folks that we added during the first quarter, that we’re well positioned to quickly analyze, negotiate and enter into an agreement, if we can come to a meeting of the minds with the seller and an institution that we’re interested in.

Andrew Liesch:

Very good.  Thank you for taking my questions.

Steven Gardner:

Sure.

Operator:

And I’m showing no further questions at this time.  Mr.  Gardner, please continue with closing remarks.

Steven Gardner:

Thank you, Chris.  Thank you everyone.  I appreciate your participation today and look forward to talking to you all in the near future.

Operator:

Ladies and gentlemen, this concludes the conference call for today.  You may now disconnect.

END